Exhibit 10.4
2011 Performance Based Restricted Stock Agreement
NCR 2006 Stock Incentive Plan

You have been awarded a number of restricted shares of NCR common stock (the “Restricted Stock”) under the NCR Corporation 2006 Stock Incentive Plan, as amended and restated effective December 31, 2008 (the “Plan”), as listed on the restricted stock grant information page on the website of the third party Plan administrator for NCR Corporation (referred to herein, together with its affiliate companies, as “NCR”), subject to the terms and conditions of this 2011 Performance Based Restricted Stock Agreement (this “Agreement”) and the Plan.

1.Subject to potential reduction as set forth in Section 2 and further subject to the other terms and conditions of this Agreement, one hundred and fifty percent of the Restricted Stock will become nonforfeitable (“Vested”) on March 3, 2014 (your “Vesting Date”), provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR has achieved the level of Return on Capital (as defined below) described in your award letter for the period from January 1, 2011, through December 31, 2012 (the “Performance Period”), and (ii) you are continuously employed by NCR until your Vesting Date. In all cases, the Committee shall certify whether NCR has achieved the specified level of Return on Capital within seventy (70) days following the end of the Performance Period.

2.    The actual number of shares of Restricted Stock that become Vested based on achieving the level of Return on Capital during the Performance Period described in your award letter may be reduced by the Committee in its sole and absolute discretion following the end of the Performance Period based on such factors as the Committee determines to be appropriate and/or advisable including without limitation NCR's achievement of Non-Pension Operating Income Minus Capital Charge (“NPOICC”) for all or a portion of the Performance Period. It is the current intention of the Committee that the Committee will exercise its discretion to reduce the number of shares of Restricted Stock earned pursuant to Section 1 based on NCR's achievement of NPOICC for 2011 as set forth in the table below, such that: (i) if NCR's achievement of NPOICC for fiscal year 2011 is below the “Threshold” level, then the Committee intends to reduce the number of shares of Restricted Stock earned pursuant to Section 1 to zero; (ii) if NCR's achievement of NPOICC for fiscal year 2011 is between the “Threshold” and “Target” levels, then the Committee intends to reduce the number of shares of Restricted Stock earned pursuant to Section 1 to between 25% and 100% of the shares of Restricted Stock awarded; and (iii) if NCR's achievement of NPOICC for fiscal year 2011 is above the “Target” level, the Committee intends to reduce the number of shares of Restricted Stock earned pursuant to Section 1 to between 100% and 150% of the shares of Restricted Stock awarded. Notwithstanding the foregoing, in the event that NCR's achievement of NPOICC for fiscal year 2011 is above the “Target” level and NCR's achievement of NPOICC for fiscal year 2012 is less than the “Target” level for fiscal year 2011, then the Committee intends to reduce the number of shares of Restricted Stock earned pursuant to Section 1 to 100% of the shares of Restricted Stock awarded. Notwithstanding the foregoing, the Committee reserves the right to deviate from such reduction formula based on achievement of NPOICC and may reduce the number of shares of Restricted Stock that will Vest based on such other factors as the Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Committee that it will deviate from such reduction formula based on achievement of NPOICC only in extreme and unusual circumstances:

NPOICC Level	Number of Shares Earned (as a % of Restricted Stock Awarded)
Threshold	25%
Target	100%
Maximum	150%

3.    “NPOICC” is defined as (A minus (B times C)). “A” equals “Non-Pension Operating Income” (which is operating income before defined benefit pension expense (or income) and including costs attributable to stock options) for the fiscal year, as reported by NCR at the conclusion of the fiscal year. “B” equals “Controllable Capital”, which is working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). “C” equals 10%, which approximates NCR's weighted average cost of capital.
4.    For purposes of this Agreement, “Return on Capital” shall mean Non-Pension Operating Income divided by Controllable Capital, each as defined in Section 3 above.
5.    (a)    In the event of your Termination of Employment (as defined in the Plan) with NCR prior to your Vesting

Date due to: (i) your death, or (ii) cessation of active employment by NCR as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR (“Disability”), then a pro rata portion of the shares of Restricted Stock will become Vested, effective as of the date of your Termination of Employment. The pro rata portion will be determined by multiplying the “Target” number of Stock Units described in Section 2 (100% of the Stock Units awarded) by a fraction, the numerator of which is the number of full and partial months of employment you completed after the date of grant of this award (the “Grant Date”), and the denominator of which is the number of full and partial months between the Grant Date and March 3, 2014.
(b)    In the event of your Termination of Employment with NCR prior to the Vesting Date due to: (i) your Retirement (defined as termination by you of your employment with NCR at or after age 55 with the consent of the Committee other than, if applicable to you, for Good Reason (as described below) during the 24 months following a Change in Control (as defined in the Plan)); or (ii) involuntary termination of your employment by the Company for any reason other than for Cause (as defined in the Plan), other than termination by the Company during the 24 months following a Change in Control; then, based upon the Committee's certification of Return on Capital and any discretionary reduction in the number of Vested shares of Restricted Stock pursuant to Section 2, a pro rata portion of the shares of Restricted Stock will become Vested, effective as of the end of the Performance Period or, if later, the date of your Termination of Employment. The pro rata portion will be determined calculating the total number of shares you would have received (through Vesting of shares of Restricted Stock) if your NCR employment had not terminated prior to your Vesting Date, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of employment that you completed after the Grant Date, and the denominator of which is the number of full and partial months between the Grant Date and March 3, 2014.
(c)    Notwithstanding any provision in this Agreement to the contrary other than Sections 6, 12, 13, 14 and 21:
(i)in the event a Change in Control occurs on or prior to December 31, 2011 and this Restricted Stock award is not assumed, converted or replaced by the continuing entity, the Restricted Stock shall Vest immediately prior to the Change in Control (without regard to performance or pro-ration) at the “Target” level described in Section 2 (100% of the shares of Restricted Stock awarded);

(ii)in the event a Change in Control occurs after December 31, 2011 and this restricted stock award is not assumed, converted or replaced by the continuing entity, the Restricted Stock shall Vest immediately prior to the Change in Control as follows:

(A)    if such Change in Control occurs prior to the end of the Performance Period, the Restricted Stock will Vest (without regard to performance after the Change in Control or pro-ration) based on actual performance for fiscal year 2011 (without adjustment based on performance for fiscal year 2012) and the Committee's reduction of the number of shares of Restricted Stock earned in accordance with the table set forth in Section 2, and
(B)    if such Change in Control occurs on or after the end of the Performance Period, the Restricted Stock will Vest (without regard to pro-ration) based on actual performance during the Performance Period and the Committee's reduction of the number of shares of Restricted Stock earned in accordance with the table set forth in Section 2;
(iii)except as provided in clause (v) below, in the event of a Change in Control on or prior to December 31, 2011 wherein this Restricted Stock award is assumed, the Restricted Stock will Vest on your Vesting Date (without regard to performance or pro-ration) at the “Target” level described in Section 2 (100% of the shares of Restricted Stock awarded), subject to your continued employment through and until your Vesting Date;

(iv)except as provided in clause (v) below, in the event of a Change in Control after December 31, 2011 and prior to the Vesting Date wherein this restricted stock award is assumed, the Restricted Stock shall Vest on your Vesting Date as follows:

(A)    if such Change in Control occurs prior to the end of the Performance Period, the Restricted Stock will Vest (without regard to performance after the Change in Control or pro-ration) based on actual performance for fiscal year 2011 (without adjustment based on actual performance for fiscal year 2012) and the Committee's reduction of the number of shares of Restricted Stock earned in accordance with the table set forth in Section 2, subject to your continued employment through and until your Vesting Date, and
(B)    if such Change in Control occurs on or after the end of the Performance Period, the Restricted Stock will Vest (without regard to pro-ration) based on actual performance during the Performance Period and the Committee's reduction of the number of shares of Restricted Stock earned in accordance with the table set forth in Section 2, subject to your continued employment through and until your Vesting Date; and
(v)notwithstanding the provisions of clause (iii) and (iv) to the contrary, if, during the 24 months following the Change in Control, you incur a Termination of Employment by NCR other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent that you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan) or Disability or, if you are a participant in the NCR Change in Control Severance Plan, an NCR Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined, to the extent not then-Vested, the Restricted Stock award shall Vest immediately upon your Termination of Employment at the level specified in clause (iii) or (iv) as applicable.

(d)    Except as otherwise provided in this Section 5, if your employment terminates prior to your Vesting Date for any reason, the Restricted Stock will automatically be forfeited without further action or notice by the Company.
6.    By accepting this award, unless disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Restricted Stock will be forfeited if you violate the terms and conditions of this Section.
7.    In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extra-ordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of NCR, the Committee or the Board of Directors of NCR shall make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of securities subject to outstanding awards. In the case of Corporate Transactions (as defined in the Plan), such adjustments may include, without limitation, (1) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee or the Board of Directors of NCR in its sole discretion, provided, that in the event of the cancellation of such awards pursuant to this clause (1), the awards shall Vest in full immediately prior to the consummation of such Corporate Transaction; (2) the substitution of other property (including, without limitation, cash or other securities of NCR and securities of entities other than NCR) for the Restricted Stock subject to outstanding awards; and (3) in connection with any Disaffiliation (as defined in the Plan), arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities (including, without limitation, other securities of NCR and securities of entities other than NCR), by the affected Subsidiary, Affiliate (as such terms are defined in the Plan), or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon NCR securities). The Committee will adjust the Performance Goals (as defined in the Plan) applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles and as identified in NCR's financial statements, notes to the financial statements, management's discussion and analysis or other NCR filings with the Securities and Exchange Commission.
8.    You will be the record owner of the Restricted Stock until such shares are forfeited, and as the record owner you will be entitled to all rights of a common stockholder of NCR, including without limitation, voting rights and rights to cash and in-kind dividends, if any, on the Restricted Stock; provided, however, that the right to dividends will be subject to Section 10 below, and, prior to your Vesting Date, the Restricted Stock is not freely transferable. Until the Restricted Stock has become Vested, the Restricted Stock shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of NCR. You agree that, in order to ensure compliance with the restrictions imposed on the Restricted Stock under this Agreement, NCR may issue appropriate “stop transfer” instructions to its transfer agent and/or third party Plan administrator. By execution of this Agreement and effective until the Restricted Stock has become Vested, you hereby irrevocably constitute and appoint the Chief Executive Officer and the Chief Financial Officer of the Company attorneys-in-fact to transfer the Restricted Stock on the stock transfer records of NCR with full power of substitution. You agree to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as NCR may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement. As soon as practicable after your Vesting Date, subject to Section 11 below, NCR will instruct its transfer agent and/or third party Plan administrator to release the restrictions on your record account and the Restricted Stock will become freely transferable.
9.    Prior to Vesting, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death.
10.    Any cash dividends declared before your Vesting Date on the Restricted Stock shall not be paid currently, but shall be reinvested in shares of common stock of NCR. Any shares resulting from such reinvestment (the “Dividend Shares”) will be considered Restricted Stock for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that NCR would otherwise pay the declared dividend on the Restricted Stock (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Shares will be determined by dividing the amount of dividends otherwise attributable to the Restricted Stock but not paid on the Dividend Payment Date by the Fair Market Value of NCR's common stock on the Dividend Payment Date. The Committee may, in its discretion, take such action as it deems appropriate regarding in-kind dividends or distributions with respect to the Restricted Stock prior to your Vesting Date, which actions may include, without limitation, current distribution or liquidation or reinvestment in Restricted Stock. Any securities or property so distributed may, in the Committee's discretion, be subject to any or all of the forfeiture provisions set forth in this Agreement.
11.    (a)    NCR has the right to deduct or cause to be deducted, or collect or cause to be collected, with respect to the taxation of the Restricted Stock, any federal, state or local taxes required by the laws of the United States or any other country to be withheld or paid with respect to the Restricted Stock, and you or your legal representative or beneficiary will be required to pay any such amounts. Except as otherwise provided in this Section, your acceptance of this award of Restricted Stock constitutes your instruction to NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of shares of Vested Restricted Stock as NCR determines to be appropriate to generate cash proceeds sufficient to satisfy such tax withholding requirements. Any such shares of Vested Restricted Stock will be sold on the day(s) the requirement to withhold taxes arises (e.g., the date that the Restricted Stock becomes Vested) or as soon thereafter as practicable. You will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold NCR harmless from any losses, costs, damages, or expenses related to any such sale. You acknowledge that neither NCR nor its designee is under any obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the tax withholding requirements. Accordingly, you agree to pay to NCR as soon as practicable, including through additional payroll withholding, any amount of such taxes required to be withheld that is not satisfied by the sale of Vested Restricted Stock described above. You acknowledge that this Section is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is to be interpreted to comply with the requirements of Rule 10b5-1(c), and that you are not aware of any material, nonpublic information with respect to NCR or any securities of NCR as of the date of this Agreement.
(b)    Notwithstanding the foregoing, if at the time that any shares of Vested Restricted Stock would otherwise be sold to satisfy tax withholding requirements pursuant to Section 11(a) you are an executive officer subject to the provisions of Section 16 of the Exchange Act, you hereby consent and direct that, in lieu of such sale, NCR shall withhold the whole number of shares of Vested Restricted Stock as NCR, in its sole discretion, deems necessary to satisfy such tax withholding requirements, and you agree to pay to NCR, including through additional payroll withholding, any amount of such taxes required to be withheld that is not satisfied by the withholding of Vested Restricted Stock described in this Section.
(c)    Notwithstanding the foregoing, if you are paid through a non-United States NCR payroll system, you agree that NCR may satisfy any tax withholding requirements with respect to the Restricted Stock by withholding cash from compensation otherwise due to you or by any other action as it may deem necessary to satisfy the tax withholding requirements.
12.    In exchange for the Restricted Stock, you agree that during your employment with NCR and for a twelve (12) month period after the termination of employment (or if applicable law mandates a maximum time that is shorter than twelve (12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not, yourself or through others, without the prior written consent of the Chief Executive Officer of NCR: (a) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Section) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR, its subsidiaries or affiliates, to its customers and upon which you worked or in which you participated during the last two (2) years of your NCR employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates, to terminate his or her employment with NCR, its subsidiaries or affiliates, or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by NCR, including customers of NCR, its subsidiaries or affiliates. If you breach the terms of this Section, you agree that in addition to any liability you may have for damages and/or equitable relief arising from such breach, any Restricted Stock that has not yet Vested will be immediately forfeited, and you will pay to NCR the Fair Market Value of any Restricted Stock that Vested during the twelve (12) months prior to the date of termination of your employment. Such Fair Market Value shall be determined as of the Vesting Date. If you breach the terms of this Section prior to your Vesting Date but after your employment terminates due to the circumstances described in the first paragraph of Section 5, your award will be forfeited and you will not receive a pro rata portion of the Restricted Stock.
As used in this Section, “Competing Organization” means (i) an organization identified as a Competing Organization by the Chief Executive Officer of NCR for the year in which your employment with NCR terminates, and (ii) any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers. The list of Competing Organizations identified by the Chief Executive Officer referenced in subpart (i) of this paragraph is available from the NCR Law Department.
13.    By accepting the Restricted Stock, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment relationship with NCR (including its termination) shall be resolved by binding arbitration. If you are employed in the United States, the arbitration shall be pursuant to the NCR dispute resolution policy and the then current rules of the American Arbitration Association and shall be held at a neutral location, in or near the city where you work or have worked for NCR if you reported into an NCR facility; or if you worked out of your residence, the capital city or nearest major city (i.e., with a population in excess of 250,000) in the state in which you reside. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business organization in which you work. The arbitration shall be held before a single arbitrator who is an attorney or former judge or magistrate knowledgeable in employment law and/or competition law. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles. Each party shall bear its own attorney's fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the United States, or similar applicable rules for an arbitration held outside the United States. The Restricted Stock will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.
Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 12, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 12, NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration.
14.    By accepting the Restricted Stock, you acknowledge and agree that, to the extent that the Restricted Stock constitutes “Covered Incentive Compensation” subject to the terms of NCR's Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Restricted Stock pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time-to-time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.
15.    Subject to the terms of this Agreement, you may at any time designate one or more beneficiaries to receive all or part of any Restricted Stock to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any Restricted Stock distributable hereunder that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Restricted Stock not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Restricted Stock in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such Restricted Stock.
16.    By accepting this award, you agree that data, including your personal data, necessary to administer this award may be exchanged among NCR and its subsidiaries and affiliates as necessary, and with any vendor engaged by NCR to administer this award. You also consent to receiving information and materials in connection with this award or any subsequent awards under the Plan or any successor thereto, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

17.    Your participation in the Plan is voluntary.  The value of this award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments.  The Plan is discretionary in nature.  This award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including but not limited to, the timing of the grant, amount and vesting provisions.

18.    The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.
19.    The terms of this award of Restricted Stock as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee.
20.    In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law the terms and conditions of Section 13 of this Agreement shall prevail.
21.    Notwithstanding any other provision of this Agreement, this award of Restricted Stock and your right to retain any shares of Restricted Stock that become Vested hereunder are subject to your timely annual certification to NCR's Code of Conduct.